Exhibit (c)(5)
Confidential

Project Bluebonnet Go-Shop Outreach Update
As of 1/18/2024

Project Bluebonnet - Go-Shop Outreach Summary
Total Buyers Contacted	52
NDAs Currently in Process	0
NDAs Executed / VDR Access Sent	3
Passed / Declined (Pre-NDA)	8
Passed / Declined (Post-NDA)	0

Total Buyers Contacted
Algonquin Power	LS Power Equity Partners
Ara Partners	Macquarie
Avangrid	Mitsubishi Corporation (Boston Energy)
Blackstone (Kindle Energy)	Mitsui & Co., Ltd.
Brookfield Asset Management Inc.	NextEra Energy, Inc. (Gexa)
Calpine Corporation	Nonantum Capital
CrossPlane Capital	Nordic Energy
EDP	NRG Energy, Inc.
Elliott Management	Octopus Energy
Energy Capital	OGE
Energy Harbor Corporation	One Rock Capital Partners
ENGIE North America	Onward Energy (Southwest Generation)
Evergy	Rock Hill
Eversource Energy	Royal Dutch Shell
Exelon Corporation	Staple Street Capital
Forte Energy	Starwood Energy Group
Freepoint Energy Solutions	Sunnova Energy Corporation
Genie Energy Ltd.	Talen Energy (PPL Energy Solutions)
Hanwha Energy Corporation	TexGen
Hastings Equity	The AES Corporation
Hearthstone Utilities	TOTAL S.A.
Hicks Equity Partners	Turnbridge Capital
I Squared Capital Advisors	VAI, Inc.
Interstate Gas Supply, Inc.	Vistra Energy Corp. (NYSE: VST)
JP Morgan Asset Management	Warburg Pincus
Legacy Trust	Whitedeer Energy

NDAs Currently in Process

NDAs Executed / VDR Access Sent
**
**
**

Passed / Declined (Pre-NDA)
Ara Partners	Nonantum Capital
CrossPlane Capital	One Rock Capital Partners
Genie Energy Ltd.	Rock Hill
Mitsubishi Corporation (Boston Energy)	Turnbridge Capital

Passed / Declined (Post-NDA)

* Represents Strategic Buyers

** - Confidential information has been redacted from this exhibit and filed separately with the U.S. Securities and Exchange Commission. Confidential treatment has been requested with respect to this redacted information.